Exhibit 99.2

New Oriental Energy & Chemical Sees Continuing Expansion of Alternative Energy Capacity;

Reiterates Fiscal Year ’08 Growth Expectation of an Approximately 70% Increase In Revenues

NEW YORK, NY--March 28, 2008 -- At the Company’s Annual Meeting held yesterday, Mr. Chen Si Qiang, Chairman of the Board and CEO of New Oriental Energy & Chemical Corp. (NasdaqGM:NOEC), a specialty chemical and emerging alternative fuel manufacturer in The People's Republic of China (PRC), outlined the Company’s plans for further expansion of its alternative energy business.

Noting that with its license to produce up to 600,000 tons of the alternative fuel Dimethyl ether, or DME, and its current DME/methanol capacity of 150,000 tons, NOEC is one of the top DME producers in the PRC, Mr. Chen said the Company is on track to expand its methanol (the feedstock for DME) and, thereby, its DME capacity by an additional 200,000 tons in the coming fiscal year. While this project advances, the Company also expects in Fiscal 2009 (ending March 31, 2009) to increase the contribution to total revenues of its alternative energy products by an additional 15%, bringing it to approximately 65% of total revenues.

According to Mr. Chen, “In the near term, we expect domestic DME usage to continue to grow as a cheaper and cleaner burning replacement for LPG in home heating and cooking applications and, longer term, as a substitute for petro-diesel in commercial and residential vehicles.” He added, “With our growing capacity and strategic location we are well positioned to capture the anticipated increase in DME usage.”

Mr. Chen stated further that this third phase of the Company’s plan to reach 600,000 tons capacity for methanol or DME is expected to be completed by the end of Fiscal ’09, at which time most of the methanol output will be utilized as self-produced feedstock to reduce the cost of DME, with the Company retaining the option to sell either methanol or DME depending on then current pricing. The Company also continues to focus on optimizing the efficiency of its existing plant as well as on its internal control systems to optimize results in both its core fertilizer and alternative energy businesses.

According to Mr. Chen, “In the year ahead, this project-- coupled with our ongoing focus on alternative energy production and efforts to build the margins of our cash generating fertilizer business-- will be our top priorities. We also, however, have begun to explore possible acquisitions to further augment our growth, but are at the very earliest stages of this process. We also continue to have an interest in other alternative fuel such as bio-diesel, but do not expect to report much about this over the next several months, given our other priorities.”

Full Year Guidance

At the Meeting, Mr. Chen also told shareholders: “We believe we will achieve the guidance previously provided for Fiscal 2008 ending on March 31, 2008, of nearly a 70% advance in revenues to approximately $66 million, despite the negative impact of the winter storms in the fourth quarter.”

About New Oriental Energy & Chemical Corp.

New Oriental Energy & Chemical Corp. which recently upgraded its US listing to the NASDAQ Global Market (NasdaqGM:NOEC), is an emerging alternative fuel and specialty chemical manufacturer based in Henan Province, China. The Company is focused on the production of Dimethyl ether (DME), methanol and fertilizer products. The Company sells its products primarily through a network of distribution partners. Additional information on the Company is available on its website at www.neworientalenergy.com.

Safe Harbor Statement:

This press release may contain forward-looking statements concerning New Oriental Energy & Chemical Corp. The actual results may differ materially depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology or product techniques, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risk factors detailed in the Company's reports filed with the Securities and Exchange Commission. New Oriental Energy & Chemical Corp. undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

Contact:

New Oriental Energy & Chemical Corp.
Mr. Wang Gui Quan
President
Xicheng Industrial Zone of Luoshan, Xinyang
Henan Province, The People's Republic of China
Tel: (011-86) 376-2169211

Investors:

Mark Miller
East West Network Group
mmeastwest@hotmail.com
Ph: (770) 436-7429

Press:

Ken Donenfeld
DGI Investor Relations
donfgroup@aol.com
kdonenfeld@dgiir.com
Ph: (212) 425-5700
Fax: (212) 425-6951